EXHIBIT 99.2

The Eastern Company (NASDAQ:EML) Q3 2023 Earnings Conference Call

November 8, 2023 11:00 AM ET

Company Participants

Ernie Hawkins - Corporate Controller

Mark Hernandez - President and CEO

Nicholas Vlahos - Chief Financial Officer

Conference Call Participants

Ross Davisson - Banneton Company

Operator

Greetings. And welcome to The Eastern Company’s Third Quarter of Fiscal Year 2023 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions]

Please note, this conference is being recorded. I will now turn the conference over to your host, Ernie Hawkins, Corporate Controller at The Eastern Company. You may begin.

Ernie Hawkins

Good morning and thank you everyone for joining us this morning for a review of Eastern’s results for the third quarter of 2023. With me on the call are Eastern’s President and CEO, Mark Hernandez; and Eastern’s CFO, Nicholas Vlahos.

We issued an earnings press release yesterday after the market closed. If anyone has not yet seen the release, please visit the Investors section of the company’s website, www.easterncompany.com, where you will find the release under Financial News.

Please note that some of the information you will hear during today’s call will consist of forward-looking statements about the company’s future financial performance and business prospects, including without limitation, statements regarding revenue, gross margin, operating expenses, other income and expenses, taxes, and business outlook.

These forward-looking statements are subject to risks and uncertainties that could cause actual results or trends to differ significantly from those projected in these forward-looking statements. We undertake no obligation to review or update any forward-looking statements to reflect events or circumstances that occur after the call.

For more information regarding these risks and uncertainties, please refer to risk factors discussed in our SEC filings including Form 10-K filed with the SEC on March 14, 2023, for the fiscal year 2022 and Form 10-Q filed with the SEC on November 7, 2023.

In addition, during today’s call, we will discuss non-GAAP financial measures that we believe are useful as supplemental measures of Eastern’s performance. These non-GAAP measures should be considered, in addition to and not as a substitute for or an isolation from GAAP results. A reconciliation of each of the non-GAAP measures discussed during today’s call to the most directly comparable GAAP measure can be found in the earnings press release.

With that introduction, I will turn the call over to Mark.

Mark Hernandez

Thank you, Ernie. Good morning to those who joined us by phone and those participating via the web. As is our practice, I am going to begin today’s call with some high-level observations about our performance and market conditions during the past quarter. I will then turn the call over to Nick, who will provide a more detailed review of the quarter’s financial results. After that, I will come back and update you on the progress we have made with various additional activities to transform Eastern’s operations and enhance shareholder value.

All these build on four basic pillars I have described to you in earlier calls, disciplined operations, effective capital allocation and utilization, a strong commercial business focus and value adding acquisitions.

Today, I am pleased to announce the second consecutive quarter of improved financial performance with the improvements in working capital, margin, and earnings per share from continuing operations.

We have been moving ahead quickly with the implementation of our operational improvement plan and cost reduction efforts. And as we expected, these results became increasingly evident as the year progressed.

All these -- all of the changes we have been making are based on a ground-up review of Eastern’s businesses, products and markets that we undertook shortly after I became CEO in late January. I am delighted that our improvement initiatives are making so much progress, and just as important, I remain confident that our team’s hardware work will become more apparent in coming quarters.

Let’s take a quick look at some key developments. For the nine months ending September 30, 2023, cash flow from operations increased by almost $20 million compared to the same period in 2022.

As Nick will discuss in more detail, our balance sheet continues to strengthen due to our operational improvements, enabling us to pay down another $5 million in debt during quarter three and positioning us well for the future actions to create bigger, better and more profitable company.

On a sequential basis, our gross margins continue to rise reaching 25% in this year’s third quarter from 22% in the second quarter of 2023 and helping us achieve earnings per share of $0.49 from continuing operations. Our unwavering commitment to discipline operations and commercial business focus drove this result.

Over the past nine months, we systematically worked on resetting our commercial relationships to those that are mutually beneficial. We completed this initiative in the third quarter and now have fully transitioned to our new commercial structure for our legacy products. We believe establishing a sound foundation for earnings growth -- earnings and growth in the future.

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As I mentioned in our Q2 call, we expected some headwinds from macroeconomic factors in the third quarter and also saw a pause in orders related to new product launches in the automotive industry.

In addition, the global supply chain finally returned to a pre-pandemic state. Our customers reduced the number of excess orders they have previously placed as a precautionary measure. Nonetheless, our backlog increased 4% year-over-year as of quarter end.

In addition, more recently, with the fears of deep recession put to rest, the automotive market has strengthened along with Eastern’s order flow, and we expect 2023 to end on a solid note for our company.

With that backdrop, I will turn the call over to Nick.

Nicholas Vlahos

Thank you, Mark, and good morning, everyone. I will provide a quick review of the quarter’s financial results. Net sales from continuing operations declined 8% to $65.6 million from $71.6 million in the third quarter of 2022, primarily due to lower demand for truck accessories and returnable transport packaging products.

Price increases and sales of new products contributed 6%. New products included various truck mirror assemblies, rotary latches, D-rings and mirror cams. Price increases primarily reflect our program to recover increases in raw material and freight costs.

Gross margin as a percentage of sales was 25% in the third quarter, compared to 23% in last year’s period and up from 22% in the second quarter of 2023. The quarter-over-quarter increase reflected improved price cost alignment, particularly with respect to increases in raw material costs.

As a percentage of net sales, product development expenses were 2.2%, compared to 1.4% for the third quarter of 2022.

Selling, general and administrative expenses were $9.7 million, compared to $10.1 million for the third quarter of 2022, a decrease of $0.4 million or 4%, primarily due to lower legal, professional selling costs and payroll related expenses.

Other income decreased $1.3 million to negative $0.1 million in the third quarter of 2023 compared to the corresponding period in 2022. This decrease primarily reflected unfavorable pension costs of $300,000 in this year’s third quarter. While in the prior year period, the company had a favorable pension cost adjustment of $400,000 and a gain on the sale of our corporate office building for $600,000.

Net income from continuing operations for the third quarter of 2023 was $3.1 million or $0.49 per diluted share, compared to $4.5 million or $0.72 per diluted share for the comparable period in 2022.

Adjusted EBITDA from continuing operations, a non-GAAP measure for the third quarter of 2023 was $7 million, compared to $7.7 million for the third quarter of 2022.

During the first nine months of 2023, we increased our cash flow from operations by $19.6 million when compared to the same period in 2022. The improvement reflects a reduction in cash used to support working capital, primarily a $4 million decrease in inventory.

By comparison, last year cash was used to ensure the availability of inventory to meet customer demand in light of the supply chain constraints. With this cash flow, we paid down more than $5 million of debt during the third quarter and year-to-date more than $15 million, a record level of debt paydown for Eastern.

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At the end of the third quarter, our senior net leverage ratio was 1.85:1, down from 1.95 at the end of the second quarter. In addition, we invested $4.7 million in capital expenditures paid dividends of $2.1 million in the first nine months of 2023.

For the third quarter, cash flow from operating activities was $5.7 million, compared to $2.2 million for last year’s third quarter. As a result, inventory turnover improved to 3.5 compared to 3.2 for last year’s period.

That completes my financial review. I will now turn the call back to Mark.

Mark Hernandez

Thanks, Nick. There are a few more points I’d like to bring to everyone up to date on our business. First, as I have mentioned on earlier calls this year to become more efficient and optimize performance, we have been taking a close look at every aspect of our operations of our three divisions. Where needed, we have also been making tough decisions and taking action steps.

For example, we recently brought in new managers to lead Big 3 Precision products. The division -- new division President and its new General Manager, have the right mix of experience in driving manufacturing performance and efficiencies to strengthen Big 3’s existing business and take fuller advantage of opportunities in custom returnable packaging and blow mold tools.

Second, the integration of Sureflex, a manufacturer of tractor-trailer, electric cable, fixing cables and assemblies. We put -- we have proceeded smoothly -- has proceeded smoothly since we acquired the assets in the company last June.

As a reminder, we acquired these assets to vertically integrate our trailer hose business and expand Velvac’s production capabilities. We are now positioned to achieve cost efficiencies by producing additional products in-house. Although by itself, the Sureflex acquisition was not big enough to move the needle, it’s a good indicator of our future strategy and approach.

One additional point of information before we open the floor to questions, as I mentioned in our Q2 call, we have started to expand our Investor Relations activities. Next week, we will be participating in the Sidoti Conference, which is focused specifically on small and micro-cap companies and the institutions that invest in their securities.

We will issue an advisory announcement soon about the conference, so you can look for the details on our IR website in just a day or two. I hope you are listening to our webcast at the conference on Wednesday, November 15th. We will also hold virtual one-on-one meetings with buy-side, so we can inform them of our new business strategy and improved financial results Eastern is generating.

Now let’s proceed to questions. Operator, can you please give the instructions to the investors who have joined via the conference call on how to enter a question.

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Question-and-Answer Session

Operator

Certainly. [Operator Instructions]

Mark Hernandez

Thank you. We will now address the questions via the web first and then return to the telephone questions.

Ernie Hawkins

First question from the web, your debt paydown has certainly been strong this year. Do you expect that to continue going forward and at approximately what rate?

Mark Hernandez

So, I will take the first part of this and then, Nick, you can answer. What we anticipate is working on continuous flow operations so that meaning that our performance is consistent quarter-over-quarter, that should yield our ability to continue to pay down debt.

Our disciplined operations are focused on just that, so that we don’t have variation in quarter-over-quarter performance going forward. So, we anticipate that the debt paydown will continue at this rate or higher based on how we are performing going forward. Nick, do you have anything to add?

Nicholas Vlahos

I think you summed it up well, Mark.

Mark Hernandez

Okay.

Ernie Hawkins

Next question, Mark mentioned four pillars on which Eastern strategy and deployment are based. Please remind us what those principles and the most important elements are.

Mark Hernandez

So, the four pillars I mentioned earlier in this call is disciplined operations, making sure that we do everything every day to run our businesses, looking at every dollar, capturing every dollar and selling all our products in a timely fashion. That’s Pillar one.

Pillar two is capital utilization allocation, looking at how we spend our capital within our businesses and trying to reduce it to become more efficient company, and secondly, is that we are investing our capital, our CapEx in projects that have high rates of return and return value to Eastern.

Our third pillar is strong commercial business focus. This is where we are working with our customers and the relationships that we have with customers, like I said earlier, that it’s mutually beneficial. We don’t want to take advantage of anybody, but we also don’t want people to take advantage of us. So, we will get -- we are going to price appropriately and we are going to have be good stewards of our business going forward.

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And then, lastly, if we do the first three correctly and we have been is value added in acquisitions. We will move forward our value-added acquisitions in 2024. Things that make sense for us that can allow us to vertically -- further vertically integrate our businesses and reduce our cost structures with the hopes of growing the business, not the hopes, with the intention of growing the business so that we can further add on a larger acquisition in the future.

Ernie Hawkins

Thanks Mark. Do you expect further growth in gross margin in Q4 and beyond?

Mark Hernandez

Yeah. Like I said, the pricing initiative and the customer resetting was completed in the third quarter. However, the impacts of all that work haven’t fully been implemented this year and that’s purely on legacy products that are going to flow through in the next quarter and into the beginning of next year.

I just want to keep in mind that our new products, the third stuff that we are quoting today has a different standard by which we are quoting and the businesses that we generate from those new programs are at a significant increase of our gross margins going forward.

Ernie Hawkins

Okay. How much of the improvement and gross margin came from a normalizing supply chain environment and lower raw material prices versus the pricing actions that we have been taking as a result of the new program?

Mark Hernandez

I would -- to put a number on, I would say, 90% came from the resetting of our commercial relationships and 10% was fixing the costs -- the logistics costs and dealing with raw material going forward. So we have transitioned ourselves and we are in a much better position going forward to not get -- not stumble on macroeconomic conditions with our customers going forward. Okay. All right. Thank you, Ernie. Operator, are there any questions on the conference call?

Operator

Yes. We did have one question come in. [Operator Instructions] And our question that we have in queue is coming from Ross Davisson from Banneton Company. Ross, your line is live.

Ross Davisson

Hey, Mark. Hey, Nick. Thanks for taking the question. I just kind of continuing on the theme of gross margin, maybe just more high level. Is there anything about this quarter’s gross margin figure, which was great to see and clearly shows your strategy having effect? Is there anything about it that we should interpret or had a sort of a one-time benefit, like any catch-up or anything like that that would make this level of gross margin unsustainable, notwithstanding other changes that might be happening?

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Mark Hernandez

Well, Ross, when we undertook this, we went through the pricing side and the commercial reset of our relationships. That is a one-time foundational pillar that we have built on. But we are going to build on that going forward with the new programs that we do launch. So, I don’t think it’s a one-time thing.

One thing that help us with the gross margin that probably is a one-time is the resetting of our supply chain. Clearing out the precautionary orders that were -- with our bottlenecking our inventory levels and reducing our operations ability to return earnings to our company.

So we will move forward with that. That’s a one-time thing, but it’s small in comparison to the other commercial aspects that we are doing and then the future growth of new programs and how we are pricing, how we are positioning ourselves going forward will add other values.

Now on the cost side, we are going through all our costs, because material expenditures are the single largest item that we expense and so we are going through a rapid analysis of what our cost side is and seeing if we can do more -- do better with the One Eastern strategy for all our direct material procurement and our indirect material expenses.

Ross Davisson

Got it. Okay. Okay. So, it sounds like, the rate -- I mean, clearly the rate change can’t stay the same forever, I get that. Like the level you are at. There’s nothing super unusual it sounds like. There’s no reason to believe it can’t be sustainable. Is it fair summary?

Mark Hernandez

Yeah. We are always trying to move forward. I mean, I have an internal objective of 30% gross margin. Will we ever get there? I don’t know. We are going to try though and with the pursuit of that aspirational target, we hope to not backslide and always move forward with our gross margin actions.

Ross Davisson

Got it. Got it. Thank you. And then just on the backlog, you talked about the increase year-over-year. It seems like an even bigger increase sequentially about $14 million. Can you remind me, is that -- is some of that a seasonal effect or is that showing us some sort of a little bit of a rebound happening in sales potentially?

Mark Hernandez

The way I look at it, Ross, is that, it’s a rebound, we did -- the middle of the year, we saw quite a bit of softening or delayed in orders coming in and now with the program launches -- they haven’t changed the end dates of these program launches. They basically snow plowed a lot of the demand and that’s what we are seeing with the building of our backlog, because they are releasing orders to us, because they haven’t changed their launch dates. We see that as a positive going forward into 2024.

Ross Davisson

Got it. Okay. Well, that’s encouraging. I mean, you mentioned -- just one more thing, I mean, you mentioned the fears of a deep recession put to rest and sort of be an encouraging sign going towards the end of the year. I mean, truck manufacturing does seem like it’s held up really well, auto -- motor vehicle seems a little bit more challenging. Any else you can say about sort of the current environment in terms of what you are seeing with your customers?

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Mark Hernandez

Yeah. So, the ACT who does the truck market analysis is predicting some softening of the Class 8 market. However, that’s more than made up for with medium duties segments. So, we think the commercial vehicle space will still be strong going in or at least equal to what it was this year.

The commercial vehicle space has been limited by suppliers, particularly on frame rails. As they work through that bottleneck of supply, we have indications that all the OEMs want to produce more in 2024 than it did in 2023.

On the automotive side, yes, the turmoil of the last few months in the automotive industry has caused the automotive companies to take a pause on how they move forward with their program launches.

But like I said, they haven’t changed their dates and the forecast for 2024 for program launches is substantially higher than it was in 2023. We look at those as positive indicators going forward for 2023 in the automotive segment.

Ross Davisson

Okay. That’s great. That’s really helpful. I appreciate all the color. Thank you.

Operator

Thank you. There were no other questions from the lines at this time. I would now like to hand the call back to Mark Hernandez for closing remarks.

Mark Hernandez

Okay. Thanks, Operator. Thanks again for joining us today. You have heard our strategy and focus on bringing positive changes and improvements -- improved results in 2023, establishing a sound foundation for the future.

Going forward, we remain committed to drive earnings, cash flow, paying down debt and when appropriate, pursuing M&A opportunities to accelerate our objectives. We look forward to sharing more evidence of our progress with you after the fourth quarter. If you would like more information in the meantime, please reach out to us. Thank you.

Operator

Thank you. This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

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